Exhibit 10.2

July 10, 2023

[officer-first-name] [officer-last-name]

[officer-address]

[officer-city], [officer-state] [officer-postal-code]

Dear [officer-first-name]:

On behalf of Latham Pool Products (“Latham” or the “Company”), I am pleased to extend this formal contingent offer of continued employment in the position of [job-title]. Your continued employment is at-will, for no set period of time, and may be terminated for any reason at any time by either you or the Company.

Your current annual rate of pay is $[officer-annual pay offered] which equates to $[officer-exempt biweekly pay] biweekly on our normal pay schedule. This position is classified as salaried (exempt) and ineligible for overtime. Please note that you will receive a one-time base salary adjustment of $[annual cell & auto allowance] effective August 1, 2023 when the monthly auto and cell phone allowance program for officers will be discontinued. Beginning in January, 2024, you will revert to the Travel and Expense Reimbursement policies regarding personal vehicle use for business purposes.

As a full-time employee of Latham, you will be eligible to continue participating, at your election, in the Company’s health benefit programs, which currently include group medical, dental, and vision insurance, disability insurance, life insurance, flexible spending accounts, and the Company-sponsored 401(k) plan, among other benefits. These benefits are subject to the terms and conditions of any applicable plan documents or other Company policies. The Company reserves the right to add to, amend, or discontinue any benefit(s) at any time. Please do not hesitate to ask if you have questions about any benefits.

In addition to your salary, you are eligible to participate in the Company’s annual Management Incentive Bonus (MIB) program at Tier 1B (60% of base pay). The current year’s MIB program details are contained in the Appendix to this offer letter. The MIB program is subject to change each year as will be reflected in an updated Appendix. Participation in the MIB is governed by a separate plan document, including and subject to any clawback provision therein. Any payment under this plan is separate from your base salary and any other benefit program.

You are eligible for a Company-provided mobile phone to use for business purposes. If you prefer to use your personal mobile phone for company business, you may choose that alternative. Please keep in mind that while the Company does not reimburse for personal cell phone use, the potential expense incurred for business reasons has been factored into your base salary.

The Company will reimburse you for reasonable expenses incurred in connection with the performance of your duties, subject to Company’s policies and, to the extent applicable, the Board’s approved annual budget.

As an executive officer of the Company, you are eligible to continue your participation in Latham Group, Inc.’s annual equity incentive program. Your current position eligibility is in the annual award program (with an annual issuance in March) with a target of {100% - 150%} of annual salary which may be subject to change if the Compensation Committee implements plan design changes. Your equity award for the 2023 plan year and any subsequent plan years will be reflected in a separate Appendix.

Your eligibility for any subsequent awards will be based on individual performance in your role and your salary, as well as other factors.

Subject to execution of the Agreement to Amend Employment Agreement presented to you with this Offer Letter, you will be eligible for accelerated vesting under the Severance Plan in the event of a change in control, as defined therein.

After the grants have been approved by the Committee, if necessary, the grant will be issued to you through E*Trade. At the time that the grant is issued, you will receive a Restricted Stock Unit Award Agreement and Stock Appreciation Rights Agreement that contain the terms and conditions of the awards, a copy of the 2021 Omnibus Equity Incentive Plan, as amended, and the information prospectus covering the award. You will be required to log into your Latham E*Trade account in order to accept the grant agreement. The award will not become active in your account until after you have accepted the grant agreement online.

Trading in any shares of Latham’s stock is always subject to our Securities Trading Policy.

Pursuant to our Paid Time Off (PTO) policy, you will be eligible for five (5) weeks of PTO per year of employment. You will accrue PTO at a rate of 3.84 hours per week. While you generally have the discretion to take PTO as you see fit, your use of PTO may be limited by the Company at certain times if it, in its sole discretion, determines that your use of PTO could adversely affect its business. Please also note that as an employee of Latham, you receive 11 Company-paid holidays each year. The Company reserves the right to add, amend or discontinue the PTO program.

The Company also provides annual performance reviews for our employees. These reviews normally occur in the fourth quarter. Additionally, annual goals and objectives will be established for you individually and are generally tied to key performance indicators and strategic initiatives. These goals and objectives are updated and reviewed by the CEO quarterly. Both the annual performance review and annual goals factor into your total rewards package. Your compensation is approved annually by the Compensation Committee and is set based on a number of factors including individual performance, company performance, market data and total rewards including short and long-term compensation awards. Your annual performance review and quarterly goals and objectives results will be a factor considered by the Compensation Committee when considering a potential base salary increase.

As a condition of employment, Latham requires 1) your execution of the enclosed Non-Disclosure, Non-Competition, and Non-Solicitation Agreement and 2) your execution of the enclosed Mutual and Binding Employment Arbitration Agreement.

As an employee of Latham, you are subject to all of the policies and procedures of the Company, including the enclosed Non-Disclosure, Non-Competition, and Non-Solicitation Agreement. In making this employment offer, Latham has no interest in obtaining the benefit of any trade secrets or confidential information of any kind from your former employers. Accordingly, Latham requires you not to disclose any trade secrets or confidential information. Latham also requires you to comply with any existing and/or continuing contractual obligations you may have to any former employers, including by declining to accept/rescinding your acceptance of this offer of employment if necessary. By signing this letter, you represent that your employment with Latham shall not breach any agreement you have with any third party.

Subject to execution of the Agreement to Amend Employment Agreement presented to you with this Offer Letter, you will be eligible to participate in the Officer Severance Plan, pursuant and subject to all terms of the Officer Severance Plan.

Please sign a copy of this letter; the Non-Disclosure, Non-Competition, and Non-Solicitation Agreement; Agreement to Amend Employment Agreement; and the Mutual and Binding Employment Arbitration Agreement no later than July 25. Importantly, if you have any questions, please contact me, Pat Sheller or Melissa Feck.

I anticipate that you will continue to provide many contributions to our organization as a member of the Executive Leadership Team!

Sincerely,

Scott Rajeski

President and CEO

I acknowledge that I have read and understand the contents of this offer letter and that no other promises, representations or outside agreements have been made to me on the part of the Company or its representatives other than those expressly stated herein. I understand this letter is not a contract of employment and that my employment is at-will, meaning the Company or I may terminate the relationship at any time for any reason, regardless of any other documents or oral or written statements issued by the Company or its representatives. With this understanding, I accept the [TITLE] position with the terms as stated above.

[officer-first-name] [officer-last-name] Signature & Date

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